Exhibit 10.87
AMENDMENT NO. 1
TO THE
NACCO MATERIALS HANDLING GROUP, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN
(EFFECTIVE JANUARY 1, 2008)
     NACCO Materials Handling Group, Inc. (the “Company”), hereby adopts this Amendment No. 1 to the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (Effective January 1, 2008) (the “Plan”), effective January 1, 2010. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.
Section 1
     Section 4(j) of the Plan is hereby deleted in its entirety without renumbering the remaining Subsections of Section 4 of the Plan.
Section 2
     Section 4(s) of the Plan is hereby amended in its entirety to read as follows:
     “(s) “ROTCE” shall mean the return on total capital employed of the Company, as determined for a particular Plan Year.”
Section 3
     Section 10(b) of the Plan is hereby amended in its entirety to read as follows:
     “(b)Interest. The Participant’s Sub-Accounts shall be credited with interest as follows; provided, however, that (1) no interest shall be credited to a Sub-Account after the Maturity Date of the Sub-Account, (2) no interest shall be credited to a Sub-Account following a Participant’s Termination of Employment prior to a Maturity Date (except as described in Section 10(c)(ii) with respect to delayed payments made to Key Employees on account of a Termination of Employment), (3) no interest shall be credited to the Sub-Accounts after the last day of the month preceding the payment date of such Sub-Account and (4) no interest in excess of 14% shall be credited to any Sub-Account.
(i)	Interest Rate. At the end of each calendar month during a calendar year, the Sub-Accounts of Participants shall be credited with an amount determined by multiplying the Participant’s Sub-Account balances during such month by 5%. In addition, as of the end of each calendar year in which the ROTCE for such calendar year exceeds 5%, the Sub-Accounts shall also be credited with an additional amount determined by multiplying the Participant’s Sub-Account balances during each month of such calendar year by the excess of the ROTCE rate over 5%, compounded monthly.

(ii)	Special Rules. In the event that, prior to an applicable Maturity Date, a Participant (1) incurs a Termination of Employment or (2) becomes eligible for a payment from a Sub-Account hereunder, the foregoing interest calculations shall be made as of the last day of the month prior to such date. When making such calculations, the ROTCE rate shall be equal to the year-to-date ROTCE rate as of the last day of the prior month.

(iii)	Changes. The Committee may change (or suspend) the interest rate credited on Accounts at any time. Notwithstanding the foregoing, no such change may be made in a manner that would cause an amount to be paid to a Participant who is a Covered Employee to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m).”

Section 4
     The first sentence of Section 10(c)(ii) of the Plan is hereby amended by replacing the parenthetical phrase “(in accordance with the rules specified in Section 10(b) but at the Fixed Income Fund rate)” with “(in accordance with the rules specified in Section 10(b) but at the rate of 5%)” therein.
     EXECUTED this 10th day of November, 2009.

NACCO MATERIALS HANDLING GROUP, INC.
By:	/s/ Charles A. Bittenbender
Title: Vice President, General Counsel and Secretary

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